Exhibit 99.1

Assurant Reports Third Quarter 2015 Financial Results

3Q 2015 Net Operating Income of $116.8 million, $1.71 per diluted share

3Q 2015 Net Loss of $7.0 million, $(0.10) per diluted share

•	12.5 percent annualized operating ROE, excluding AOCI , year-to-date[1]

•	26.6 percent growth in fee income year-to-date driven by expansion of non-insurance service offerings

•	$520 million in corporate capital at quarter-end with approximately $200 million committed to capitalize Assurant Health runoff operations in 4Q 2015

•	$1 billion in net proceeds, inclusive of capital releases, expected from the sale of Assurant Employee Benefits after closing in 1Q 2016

NEW YORK, Oct. 27, 2015—Assurant, Inc. (NYSE: AIZ), a premier provider of specialty protection products and related services, today reported results for third quarter ended Sept. 30, 2015.

“Assurant results in the third quarter reflect the solid performance of our housing and lifestyle protection offerings. Our health runoff business experienced higher than anticipated losses, reaffirming our decision to exit the health insurance market,” said Assurant President and CEO Alan B. Colberg. “We continue to aggressively manage expected declines in certain business lines while seizing growth opportunities to build a stronger Assurant for the future.”

“In the quarter, we made significant progress in our strategic realignment as we announced the sale of Assurant Employee Benefits and established an organizational framework to support sustainable, profitable growth long-term. These actions along with the capital flexibility we have available during the course of the next 18 months will support our aspirations for outperformance,” Colberg added.

Reconciliation of Net Operating Income to Net Income

Beginning in second quarter 2015, Assurant revised its presentation of results to reflect the Company’s previously announced strategic realignment to focus on specialty housing and lifestyle protection products and services. As the Company continues to wind down its health insurance business, Assurant Health results have been removed from net operating income and now are reflected in net income as runoff operations. Prior period amounts have been revised to conform to the updated presentation. In the third quarter, the Company announced the sale of Assurant Employee Benefits. Assurant will continue to report this business under operating results until the sale of the business is closed, which is expected to occur by the end of first quarter 2016.

(UNAUDITED) (dollars in millions, net of tax)	3Q 2015	3Q 2014	9 Months 2015	9 Months 2014
Housing and Lifestyle
Assurant Solutions	$52.4	$51.8	$167.6	$160.9
Assurant Specialty Property	87.3	104.7	249.9	270.8

Subtotal	139.7	156.5	417.5	431.7

Assurant Employee Benefits	10.4	13.1	31.9	41.4
Corporate and other	(26.4)	(13.0)	(39.7)	(48.2)
Amortization of deferred gain on disposal of businesses	2.1	2.4	6.3	7.1
Interest expense	(9.0)	(8.9)	(26.9)	(29.0)

Net operating income	116.8	150.1	389.1	403.0

Adjustments:

Assurant Health runoff operations (a)	(144.4)	(17.4)	(352.1)	(27.0)
Net realized gains on investments	4.1	11.5	14.4	28.3
Gain on divested business	—	—	0.7	—
Change in tax liabilities	16.0	—	16.0	20.8
Payment received related to previous sale of subsidiary	—	—	9.9	—
Change in derivative investment	0.5	(3.9)	(2.2)	(3.9)

Net (loss) income	$(7.0)	$140.3	$75.8	$421.2

(a) Assurant Health runoff operations include results for the total segment, including major medical operations and portions of the business that Assurant sold to National General Holdings Corp. on Oct. 1, 2015. The loss was driven by higher than expected claims experience on 2015 individual major medical policies. As a result, Assurant recognized losses for 2015 adverse claims development and increased premium deficiency reserves established at the end of second quarter 2015 to account for estimated future losses and direct expenses through 2017.

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last five quarters appears on page 21 of the Company’s Financial Supplement, and is located in the Investor Relations section of www.assurant.com.

Third Quarter 2015 Results

•	Net operating income[2] decreased to $116.8 million, or $1.71 per diluted share, compared to third quarter 2014 net operating income of $150.1 million, or $2.05 per diluted share, primarily due to lower contributions from Assurant Specialty Property. A partial reversal of prior quarter tax benefits and higher transaction-related expenses at Corporate also contributed to the decline.

•	Net loss of $7.0 million, or $(0.10) per diluted share, compared to third quarter 2014 net income of $140.3 million, or $1.92 per diluted share. The loss primarily reflects higher than expected losses on 2015 Affordable Care Act (ACA) policies and other Assurant Health exit-related costs.

•	Net earned premiums, fees and other income, excluding Assurant Health runoff operations, decreased to $1.8 billion, compared to $2.0 billion in third quarter 2014. The decline reflects the Jan. 1, 2015 divestiture of American Reliable Insurance Company (ARIC), the ongoing normalization of lender-placed insurance and a previously disclosed loss of a domestic tablet program. Fee income increased to $302 million, compared to $251 million in third quarter 2014, driven by expanded service offerings in mobile and mortgage solutions.

•	Net investment income, excluding Assurant Health runoff operations, decreased to $143.0 million, compared to $153.7 million in third quarter 2014, primarily due to lower investment yields.

Housing and Lifestyle

Assurant Solutions

(in millions)	3Q15	3Q14	% Change	9M15	9M14	% Change
Net operating income	$52.4	$51.8	1%	$167.6	$160.9	4%
Net earned premiums, fees and other	$939.6	$969.3	(3)%	$2,798.3	$2,796.8	—

•	Net operating income increased slightly compared to third quarter 2014. Third quarter 2015 results include a $4.5 million net tax benefit from international operations. Third quarter 2014 results included a $2.7 million software impairment charge in the domestic credit business. Absent these items, net operating income declined, primarily due to lower service contract volumes from North American retailers. Growth in mobile covered devices more than offset the impact from the previously disclosed loss of a domestic tablet program.

•	Net earned premiums, fees and other income declined in third quarter 2015, reflecting the previously disclosed loss of a domestic tablet program and foreign exchange volatility. Premium growth in the auto warranty business and at a large domestic service contract client partially offset the decline. Fee income increased, primarily due to contributions from global mobile protection programs and related services.

•	Domestic combined ratio decreased to 94.7 percent, compared to 95.3 percent in third quarter 2014. Absent the $4.1 million software impairment charge in third quarter 2014, the domestic combined ratio was flat.

•	International combined ratio increased to 101.1 percent, compared to 99.1 percent in third quarter 2014, primarily reflecting lower premiums in credit insurance and service contracts.

Assurant Specialty Property

(in millions)	3Q15	3Q14	% Change	9M15	9M14	% Change
Net operating income	$87.3	$104.7	(17)%	$249.9	$270.8	(8)%
Net earned premiums, fees and other	$597.7	$742.2	(20)%	$1,848.6	$2,120.6	(13)%

Note: In third quarter 2014, ARIC accounted for net earned premiums, fees and other income and net operating income of $62.3 million and $1.7 million, respectively. For the nine months ended 2014, ARIC accounted for net earned premiums, fees and other income and net operating income of $186.9 million and $5.8 million, respectively. This divested business has not contributed to 2015 results.

•	Net operating income decreased in third quarter 2015, primarily due to the previously disclosed loss of client business and ongoing normalization of lender-placed insurance. Reduced reinsurance costs, lower non-catastrophe losses and growth in the multi-family housing business partially offset the decline. No catastrophe losses were reported in the third quarters of 2015 and 2014.

•	Net earned premiums, fees and other income decreased in third quarter 2015, primarily due to the divestiture of ARIC and lower placement and premium rates in lender-placed insurance. Fee income grew, reflecting contributions from mortgage solutions.

•	Combined ratio decreased in the quarter to 81.0 percent, compared to 81.8 percent in third quarter 2014. Results benefited primarily from lower frequency and severity of non-catastrophe claims partially offset by lower lender-placed net earned premiums and a higher mix of fee-based businesses.

Employee Benefits

As announced on Sept. 9, 2015, Assurant entered into a definitive agreement to sell Assurant Employee Benefits to Sun Life Assurance Company of Canada, the wholly-owned subsidiary of Sun Life Financial Inc., for $940 million in cash. The transaction is expected to close by the end of first quarter 2016.

Assurant Employee Benefits

(in millions)	3Q15	3Q14	% Change	9M15	9M14	% Change
Net operating income	$10.4	$13.1	(20)%	$31.9	$41.4	(23)%
Net earned premiums, fees and other	$272.1	$270.0	1%	$820.9	$806.5	2%

•	Net operating income decreased in the quarter, primarily due to less favorable dental and disability loss experience.

•	Net earned premiums, fees and other income increased in third quarter 2015, primarily due to continued growth in voluntary products partially offset by a decline in employer-paid products.

•	Sales decreased in the quarter. Lower sales in both voluntary and employer-paid products drove the decline.

Corporate & Other

(in millions)	3Q15	3Q14	% Change	9M15	9M14	% Change
Net operating loss	$(26.4)	$(13.0)	(103)%	$(39.7)	$(48.2)	18%

•	Net operating loss increased in third quarter 2015, primarily reflecting a partial reversal of prior quarter tax benefits and transaction expenses related to the sale of Assurant Employee Benefits.

Runoff Operations

The Company announced on June 10, 2015 that it was beginning the process to exit the business, following a review of strategic options for Assurant Health. Related to these plans, the Company completed the sale of Assurant Health’s supplemental and small group self-funded product lines and certain other assets to National General Holdings Corp. on Oct. 1, 2015 for $14 million.

Assurant Health

(in millions)	3Q15	3Q14	% Change	9M15	9M14	% Change
Net loss	$(144.4)	$(17.4)	NM	$(352.1)	$(27.0)	NM

•	Net loss increased in third quarter 2015, compared to the prior year period due to adverse claims development on 2015 individual major medical policies and strengthening in premium deficiency reserves to account for estimated future losses during the wind down. Third quarter 2015 results for Assurant Health also includes $17.4 million after-tax of severance and other exit-related costs. To maintain appropriate capital levels, the Company will contribute approximately $200 million to subsidiaries of Assurant Health in fourth quarter 2015.

•	ACA risk-mitigation payments received from the Centers for Medicare and Medicaid Services as of Sept. 30, 2015 for 2014 ACA-qualified policies totaled $329.5 million. The majority of the $28.4 million in remaining recoverables is expected to be received in fourth quarter 2015.

As of Sept. 30, 2015, ACA risk-mitigation estimated recoverables for 2015 ACA-qualified policies totaled $371.3 million, reflecting $163.0 million from the risk-adjustment program and $208.3 million from the reinsurance program. The Company did not record any net recoverables for the 2015 risk-corridors program.

Capital Position

•	Corporate capital approximated $520 million as of Sept. 30, 2015. Adjusting for the Company’s $250 million risk buffer, deployable capital totaled approximately $270 million. Operating business segments paid approximately $188 million of dividends to the holding company in the quarter.

•	Share repurchases and dividends totaled $47.0 million in third quarter 2015. Dividends to shareholders totaled $20.5 million, and Assurant repurchased approximately 371,000 shares of common stock for $26.5 million. Through Oct. 23, 2015, the Company repurchased an additional 924,960 shares for $74.2 million, with $952.1 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), decreased to $4.4 billion at Sept. 30, 2015, down $188.0 million since Dec. 31, 2014.

•	Annualized operating return on average equity (ROE)[1], excluding AOCI and Assurant Health runoff operations, was 12.5 percent year-to-date compared to 12.1 percent for full-year 2014.

•	Total assets, as of Sept. 30, 2015, were approximately $30.6 billion.

•	Ratio of debt to total capital[3], excluding AOCI and Assurant Health runoff operations, increased to 22.3 percent at Sept. 30, 2015 from 21.9 percent at Dec. 31, 2014.

Company Outlook

Based on current market conditions, for full-year 2015, the Company now expects:

•	Capital to be deployed on share repurchases, common stock dividends, investments in the business and strategic acquisitions, subject to market conditions and other factors. Business segment dividends to exceed segment net operating income and fund capital infusions into Assurant Health runoff operations, subject to the growth of the businesses, rating agency and regulatory capital requirements.

•	Corporate & Other full-year net operating loss to be approximately $65 million, excluding additional costs related to the sale of Assurant Employee Benefits.

Consistent with the previously reported outlook, for full-year 2015, the Company continues to expect:

•	Assurant Solutions’ net earned premiums and fees and net operating income to approximate 2014 levels driven by continued growth from mobile and vehicle service contracts globally. Results to be affected by the previously disclosed loss of a domestic mobile tablet program, changes in carrier-marketing programs, declining service contract volumes at certain retailers and foreign exchange volatility.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2014, reflecting ongoing normalization of lender-placed insurance business, previously announced loss of client business and the sale of ARIC. Initiatives to lower expenses in lender-placed insurance to generate net savings in the latter part of the year. Contributions from multi-family housing and mortgage solutions to partially offset the decline. Overall results to be affected by catastrophe losses.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2014 due to growth in voluntary products. Continued expense management actions to offset pressures from lower investment income. Results to be affected by U.S. employment trends and capital market conditions.

Based on the announced exit from the health insurance market, the Company now expects:

•	Assurant Health to substantially complete the process to exit the health insurance market in 2016. During the remainder of the wind down, the Company to incur up to $60 to $70 million pre-tax of additional exit-related charges, as well as certain overhead expenses that are excluded from the premium deficiency reserve calculation. The Company to refine exit-related costs and premium deficiency reserve estimates based on future claims experience on major medical policies, estimated ACA risk-mitigation recoverables, timing and amount of expense reductions required.

Earnings Conference Call

•	The third quarter 2015 earnings conference call and webcast to be held on Oct. 28, 2015 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; debt protection administration; credit insurance; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant provides its specialty protection offerings primarily through Assurant Solutions, Assurant Specialty Property, and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Assistant Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “will,” “may,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or the exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits as a result of new information or future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, commissions, fines, penalties or other expenses;

(ii)	inability to implement, or delays in implementing, strategic plans for the Assurant Employee Benefits and Assurant Health segments;

(iii)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;

(iv)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“the Affordable Care Act”), and the rules and regulations thereunder, on our health and employee benefits businesses;

(v)	potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the Company’s estimate;

(vi)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(vii)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;

(viii)	failure to adequately predict or manage benefits, claims and other costs;

(ix)	inadequacy of reserves established for future claims;

(x)	current or new laws and regulations that could increase our costs and decrease our revenues;

(xi)	significant competitive pressures in our businesses;

(xii)	failure to attract and retain sales representatives, key managers, agents or brokers;

(xiii)	losses due to natural or man-made catastrophes;

(xiv)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xv)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xvi)	risks related to our international operations, including fluctuations in exchange rates;

(xvii)	data breaches compromising client information and privacy;

(xviii)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xix)	cyber security threats and cyber attacks;

(xx)	failure to effectively maintain and modernize our information systems;

(xxi)	uncertain tax positions and unexpected tax liabilities;

(xxii)	risks related to outsourcing activities;

(xxiii)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxiv)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxv)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxvi)	inability of reinsurers to meet their obligations;

(xxvii)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxviii)	inability of our subsidiaries to pay sufficient dividends;

(xxix)	failure to provide for succession of senior management and key executives; and

(xxx)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K and 2015 First Quarter and Second Quarter Quarterly Reports on Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses annualized operating ROE, excluding AOCI and Assurant Health runoff operations, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI and Assurant Health runoff operations, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, other AOCI items, Assurant Health runoff operations and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period, and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the nine months ended Sept. 30, 2015 and 12 months ended Dec. 31, 2014 was 2.0 percent and 9.4 percent, respectively, as shown in the following reconciliation table.

	9 Months 2015	12 Months 2014
Annual operating return on average equity (excluding AOCI and Assurant Health runoff operations)	12.5%	12.1%
Assurant Health runoff operations	(11.4)%	(6.1)%
Net realized gains on investments	0.5%	3.8%
Loss on divested business	—	(1.9)%
Change in tax liabilities	0.5%	1.4%
Payment received related to previous sale of subsidiary	0.3%	—
Change in derivative investment	(0.1)%	(0.2)%
Change due to effect of including AOCI	(0.3)%	0.3%

Annual GAAP return on average equity	2.0%	9.4%

(2)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments, other unusual and/or infrequent items and Assurant Health runoff operations. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, those events that are unusual and/or unlikely to recur and Assurant Health runoff operations. Please refer to page 2 of this release for a reconciliation of net operating income to net income.

(3)	Assurant uses a ratio of debt to total capital, excluding AOCI and Assurant Health runoff operations, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI and Assurant Health runoff operations, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI and Assurant Health runoff operations. The Company believes that the debt to total capital ratio, excluding AOCI and Assurant Health runoff operations, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period-to-period, other AOCI items and Assurant Health runoff operations. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Sept. 30, 2015 and Dec. 31, 2014 was 20.0 percent and 18.4 percent, respectively, as shown in the following reconciliation table.

	3Q 2015	4Q 2014
Debt to total capital ratio (excluding AOCI and Assurant Health runoff operations)	22.3%	21.9%
Change due to effect of including AOCI	(0.9)%	(1.8)%
Change due to effect of including Assurant Health runoff operations	(1.4)%	(1.7)%

Debt to total capital ratio	20.0%	18.4%

A summary of net operating income disclosed items is included on page 21 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2015 and 2014

	3Q		9 Months
	2015	2014	2015	2014
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$2,058,421	$2,257,809	$6,356,241	$6,490,005
Fees and other income	317,523	261,281	920,694	716,850
Net investment income	148,766	162,009	468,825	497,575
Net realized gains on investments	6,203	17,744	22,157	43,582
Amortization of deferred gain on disposal of businesses	3,243	3,645	9,743	10,949

Total revenues	2,534,156	2,702,488	7,777,660	7,758,961

Benefits, losses and expenses
Policyholder benefits	1,254,205	1,123,693	3,732,646	3,281,338
Selling, underwriting, general and administrative expenses	1,298,423	1,340,268	3,912,712	3,779,215
Interest expense	13,779	13,776	41,335	44,617

Total benefits, losses and expenses	2,566,407	2,477,737	7,686,693	7,105,170

(Loss) income before (benefit) provision for income taxes	(32,251)	224,751	90,967	653,791
(Benefit) provision for income taxes	(25,229)	84,454	15,156	232,639

Net (loss) income	$(7,022)	$140,297	$75,811	$421,152

Net (loss) income per share:
Basic	$(0.10)	$1.94	$1.10	$5.80
Diluted	$(0.10)	$1.92	$1.09	$5.74

Dividends per share	$0.30	$0.27	$0.87	$0.79

Share data:
Basic weighted average shares outstanding	67,632,920	72,182,547	68,646,043	72,561,191

Diluted weighted average shares outstanding	67,632,920	73,046,704	69,341,886	73,427,362

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Sept. 30, 2015 and Dec. 31, 2014

	September 30,	December 31,
	2015	2014
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,043,538	$15,450,108
Reinsurance recoverables	7,279,955	7,254,585
Deferred acquisition costs	3,126,301	2,957,740
Goodwill	841,183	841,239
Assets held in separate accounts	1,754,350	1,906,237
Other assets	2,540,764	3,152,557

Total assets	$30,586,091	$31,562,466

Liabilities
Policyholder benefits and claims payable	$13,545,951	$13,182,278
Unearned premiums	6,449,260	6,529,675
Debt	1,171,305	1,171,079
Liabilities related to separate accounts	1,754,350	1,906,237
Deferred gain on disposal of businesses	91,074	100,817
Accounts payable and other liabilities	2,890,552	3,491,073

Total liabilities	25,902,492	26,381,159

Stockholders' equity
Equity, excluding accumulated other comprehensive income	4,437,561	4,625,540
Accumulated other comprehensive income	246,038	555,767

Total stockholders' equity	4,683,599	5,181,307

Total liabilities and stockholders' equity	$30,586,091	$31,562,466